Exhibit 4.2

CERTIFICATE OF DISSOLUTION

OF

SOAPSTONE NETWORKS INC.

July 31, 2009

Soapstone Networks Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That dissolution was authorized by its board of directors on June 15, 2009 and by its stockholders on July 28, 2009.

SECOND: That dissolution has been authorized by the board of directors and a majority of the stockholders of the corporation entitled to vote on a dissolution in accordance with the provisions of subsection (a) of Section 228 and subsection (b) of Section 275 of the General Corporation Law of the State of Delaware.

THIRD: That the names and addresses of the directors and officers of Corporation are as follows:

Name	Address	Title
William J. Leighton, Ph.D.	Soapstone Networks Inc. One Federal Street Billerica, MA 01821	President, Chief Executive Officer and Director

William J. Stuart	Soapstone Networks Inc. One Federal Street Billerica, MA 01821	Chief Financial Officer, Senior Vice President of Finance and Treasurer

T.S. Ramesh	Soapstone Networks Inc. One Federal Street Billerica, MA 01821	Principal Accounting Officer and Vice President of Finance

Michael J. Cayer	Soapstone Networks Inc. One Federal Street Billerica, MA 01821	Vice President, General Counsel and Secretary

William Ingram	c/o Soapstone Networks Inc. One Federal Street Billerica, MA 01821	Director

Richard T. Liebhaber	c/o Soapstone Networks Inc. One Federal Street Billerica, MA 01821	Director

Name	Address	Title
Robert P. Schechter	c/o Soapstone Networks Inc. One Federal Street Billerica, MA 01821	Director

FOURTH: This Certificate of Dissolution shall be effective upon its filing with the Delaware Secretary of State.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Dissolution of Soapstone Networks Inc. as of the date first set forth above.

By:	/s/ William J. Stuart
William J. Stuart
Chief Financial Officer, Senior Vice President of Finance, and Treasurer